Filed pursuant to Rule 424(b)(5)
                                                            File No. 333-130089

Pricing Supplement No. 55 dated August 21, 2006.
(To Prospectus dated April 12, 2006 and
Prospectus Supplement dated April 12, 2006)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

       Fixed Rate IncomeNotes(sm) (that are also asset-backed securities)
                        Issued through and Obligations of

                   Hartford Life Global Funding Trust 2006-091
                                (Issuing Entity)

                    5.50% Callable Notes due August 15, 2012

The description in this pricing supplement of the particular terms of the 5.50% IncomeNotes(sm) (that are also asset-backed securities) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                         PROVISIONS RELATING TO THE NOTES

CUSIP Number:                       41659FLR3
Trade Date:                         August 28, 2006
Issuance Date:                      August 31, 2006
Stated Maturity Date:               August 15, 2012
Interest Rate:                      5.50%
Interest Payment Frequency:         Semi-Annually
Initial Interest Payment Date:      February 15, 2007
Regular Record Dates:               15 days prior to any Interest Payment Date.
Price to Public:                    100%
Agent's Discount:                   1.10%
Day Count Convention:               30/360

Optional Redemption:                Yes [X]   No [ ]
   Optional Redemption Date:        August 15, 2008 or any Interest Payment Date
                                    thereafter.
   Initial Redemption Percentage:   100%
   Annual Percentage Reduction:     N/A
   Redemption may be:               [X] In whole only.
                                    [ ] In whole or in part.
The Survivor's Option:              [X] is  [ ] is not available.
   Annual Put Limitation:           $1 million or 1%
   Individual Put Limitation:       $250,000
   Trust Put Limitation:            N/A

Securities Exchange Listing:        None.
Authorized Denominations:           $1,000 integral amounts.
Other Provisions Relating
   to the Notes:                    None.

Special Tax Considerations:         None.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

                 INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:         Hartford Life Insurance Company
Funding Agreement:                  FA-406091
Effective Date:                     August 31, 2006
Stated Maturity Date:               August 15, 2012
Interest Rate:                      5.50%
Interest Payment Frequency:         Semi-Annually
Initial Interest Payment Date:      February 15, 2007
Day Count Convention:               30/360

Optional Redemption:                Yes [X]   No [ ]
   Optional Redemption Date:        August 15, 2008 or any Interest Payment Date
                                    thereafter.
   Initial Redemption Percentage:   100%
   Annual Percentage Reduction:     N/A
   Redemption may be:               [X] In whole only.
                                    [ ] In whole or in part.

Survivor's Option: Under the Funding Agreement, Hartford Life Insurance Company [X] is [ ] is not required to provide the Trust with amounts it needs to honor valid exercises of the Survivor's Option.

Other Provisions Relating to
   the Funding Agreement:           None.

Special Tax Considerations:         None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Associate Counsel.


            INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND
                             THE FUNDING AGREEMENT

It is anticipated that, as of August 31, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-    Moody's: Aa3
            A.M. Best:          aa-

The Moody's rating also extends to the Program under which the Notes are issued. Fitch's rating on the Program is AA.

It is anticipated that, as of August 31, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-    Moody's: Aa3





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